I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “NEW ALTERNATIVE FUND”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2014, AT 4:52 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 05:10 PM 06/12/2014 FILED 04:52 PM 06/12/2014 SRV 140831020 – 5550611 FILE

CERTIFICATE OF TRUST

of

NEW ALTERNATIVES FUND

This Certificate of Trust is being executed as of June 11, 2014 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.         Name. The name of the statutory trust is New Alternatives Fund (the “Trust”).

2.         Registered Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.

3.         Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

4.         Registered Office and Registered Agent. The registered office of the Trust in the State of Delaware is located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 (County of New Castle). The name of the registered agent of the Trust for service of process at such location is Corporation Service Company.

5.         Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.

TRUSTEE

Name: David J. Schoenwald as Trustee and not individually